EXHIBIT 5.3

[Form of opinion to be delivered by

Mayer, Brown, Rowe & Maw at closing]

[DATE]	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Re:	Agreement and Plan of Merger, dated as of February 9, 2006 (the “Merger Agreement”), by and between Fortune Brands, Inc., SBR, Inc, and Brightstar Acquisitions, LLC.

Ladies and Gentlemen:

We have acted as counsel to SBR, Inc., a West Virginia corporation (“Company”) in connection with the proposed merger (“Merger”) of Brightstar Acquisitions, LLC, an Illinois limited liability company (“Merger Sub”) with and into the Company pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 9, 2006 (“Execution Date”). Merger Sub is a direct wholly-owned subsidiary of Fortune Brands, Inc., a Delaware corporation (“Parent”). Also pursuant to the Merger Agreement, the Company, as the survivor of the merger with Merger Sub, will be merged with and into a limited liability company wholly-owned by Parent (the “Subsequent Merger”). The Merger and the Subsequent Merger are referred to herein as the “Transaction.” Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as defined in the Merger Agreement. This opinion letter is being delivered in connection with the Merger, pursuant to Section 7.2(h) of the Merger Agreement.

In rendering our opinions set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction of (i) the description of the Transaction as set forth in the Merger Agreement, including representations and covenants of the Company and Parent, (ii) the registration statement on Form S-4 relating to the Transaction filed with the Securities and Exchange Commission on                          (Registration No.                     ) (the “Registration Statement”); and (iii) such other instruments and documents related to the formation, organization and operation of the Company and Parent and related to the consummation of the Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above. Transaction as we have deemed necessary or appropriate. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements

SBR, Inc.

made by the Company and Parent, including factual statements and representations set forth in their respective letters executed as of the effective time of the Merger and delivered to us for purposes of these opinions (the “Representation Letters”), and we have assumed that the Transaction will be reported by the Company and Parent on their respective United States federal income tax returns in a manner consistent with the opinions set forth below. Our opinions assume and are expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continually as of the effective time of the Merger, without any qualification as to knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. Also, we have assumed that the Transaction were or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein were waived or modified in any respect prior to the effective time of the Merger. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that under current law, for United States federal income tax purposes, the Transaction will be treated as a “reorganization” within the meaning of section 368(a) of the Code.

SBR, Inc.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Transaction or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is being furnished solely in connection with the Merger, pursuant to Section 7.2(h) of the Merger Agreement, and may not be relied upon by any person other than the Company and its shareholders. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely,

MAYER, BROWN, ROWE & MAW LLP